February 6, 2020

Jon R. Levine
Chief Financial Officer
MariMed Inc.
10 Oceana Way
Norwood, MA 02062

       Re: MariMed Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed April 16, 2019
           File No. 000-54433

Dear Mr. Levine:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Technology